Exhibit 99.1

For more information:	Pat Hammond, media, (713) 497-7723
Dennis Barber, investors, (713) 497-3042

For immediate release:	October 25, 2007

Reliant Energy Names Rick Dobson Executive Vice President,

Chief Financial Officer

Houston – Reliant Energy announced today that Rick J. Dobson has been named executive vice president and chief financial officer effective October 29.

“Ensuring that we have the right team in place to execute our value-creation strategy has been one of my highest priorities,” said Mark Jacobs, president and chief executive officer, Reliant Energy. “Rick has a proven track record as a successful chief financial officer for two public companies as well as a background in the energy industry. He has the right skills and insights to lead Reliant’s disciplined capital investment strategy.”

Dobson fills the position vacated when Jacobs took over as CEO earlier this year. He brings more than 25 years of experience in the financial and energy industries to his new role. Most recently, Dobson served as chief financial officer of Novelis, Inc., where, among other accomplishments, he instituted a risk management discipline and systems for aluminum, energy and foreign currency risks. Prior to that, he served as chief financial officer of Aquila, Inc. from 2002 to 2006, where he led the successful financial restructuring of the credit-challenged entity.

In his new role, Dobson will be responsible for leading the financial aspects of Reliant’s new strategic plan and creating the infrastructure to support Reliant’s disciplined approach to capital investment. He will oversee the operation of the finance, accounting, investor relations, performance management, internal audit and information technology functions at the company.

Reliant Energy, Inc. (NYSE: RRI), based in Houston, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to nearly 1.9 million retail electricity customers, including residential and small business customers and large commercial, industrial, governmental and institutional customers.

Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market. The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

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